-------------------------------------------------------------- BACAP Alternative
                                                        Multi-Strategy Fund, LLC



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         IF YOU DO NOT WANT TO SELL FUND INTERESTS AT THIS TIME, PLEASE
               DISREGARD THIS NOTICE. THIS LETTER AND THE ATTACHED INFORMATION ARE SIMPLY NOTIFICATION OF THE FUND'S TENDER OFFER.
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March 27, 2006



Dear Investor:

We are writing to inform you of important dates relating to a tender offer by BACAP Alternative Multi-Strategy Fund, LLC (the "Fund"). If you are not interested in selling your limited liability company interests in the Fund ("Interest" or "Interests" as the context requires) at this time, please disregard this notice.

TENDER OFFER INFORMATION
The tender offer period will begin on March 27, 2006 and end at 12:00 midnight, Eastern Time, on April 28, 2006. The purpose of the tender offer is to provide liquidity to Investors who hold Interests. Fund Interests may be redeemed only by tendering them during one of the Fund's announced tender offers.

Should you wish to tender your Interest or a portion of your Interest during this tender offer period, please complete and return the enclosed Letter of Transmittal in the enclosed postage-paid envelope or by fax so that it arrives no later than April 28, 2006. If you do not wish to tender your Interest, simply disregard this notice. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO SELL ANY PORTION OF YOUR INTEREST AT THIS TIME.

All requests to tender Fund Interests must be RECEIVED by the Fund's Sub-Administrator, Citigroup Global Transaction Services ("Citigroup"), either by mail or by fax (if by fax, please deliver an original, executed copy promptly thereafter) in good order by April 28, 2006. IF YOU ELECT TO TENDER, PLEASE CONFIRM RECEIPT OF THE LETTER OF TRANSMITTAL WITH CITIGROUP BY CALLING (207) 879-6093.

TO LEARN MORE
If you would like to learn more about the tender offer, please refer to the attached Offer to Purchase document, which contains additional information. If you have any questions, please contact your dedicated relationship team at Bank of America or the Fund's Tender Offer Administrator at (207) 879-6093. The Fund's helpline (888) 786-9977 is also available to address any questions regarding the tender offer or the Fund, in general.

Sincerely,

BACAP ALTERNATIVE MULTI-STRATEGY FUND, LLC